JPMorgan Chase Financial Company LLC

Amendment no. 1 to Pricing Supplement

 Registration Statement Nos. 333-222672 and 333-222672-01

Dated November 2, 2018

 Filed pursuant to Rule 424(b)(2)

Structured Investments

Opportunities in U.S. Equities

Trigger PLUS Based on the Performance of the VanEck Vectors® Gold Miners ETF due October 22, 2020

Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

Notwithstanding anything to the contrary set forth in the pricing supplement dated October 18, 2018 related to the securities referred to above (the “pricing supplement”), the initial share price and final share price for the securities are as set forth below:

Initial share price:	The closing price of one ETF Share on the pricing date, which was $20.00
Final share price:	The closing price of one ETF Share on the valuation date
CUSIP / ISIN:	48130V665 / US48130V6653

Investing in the Trigger PLUS involves a number of risks. See “Risk Factors” beginning on page PS-10 of the accompanying product supplement, “Risk Factors” beginning on page US-1 of the accompanying underlying supplement and “Risk Factors” beginning on page 7 of the pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Trigger PLUS or passed upon the accuracy or the adequacy of this document or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

The Trigger PLUS are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

You should read this amendment together with the pricing supplement and the related product supplement, underlying supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Information about the Trigger PLUS” in the pricing supplement.

Pricing supplement dated October 18, 2018:

http://www.sec.gov/Archives/edgar/data/19617/000161577418011157/s113408_424b2.htm

Product supplement no. MS-1-I dated April 5, 2018:

http://www.sec.gov/Archives/edgar/data/19617/000095010318004523/dp87526_424b2-ms1i.pdf

Underlying supplement no. 1-I dated April 5, 2018:

http://www.sec.gov/Archives/edgar/data/19617/000095010318004514/crt_dp87766-424b2.pdf

Prospectus supplement and prospectus, each dated April 5, 2018:

http://www.sec.gov/Archives/edgar/data/19617/000095010318004508/dp87767_424b2-ps.pdf